Exhibit 4.4

SHAREHOLDERS AGREEMENT

THIS SHAREHOLDERS AGREEMENT (this “Agreement”) is made and entered into as of October 10, 2006 by and among AutoNavi Holdings Ltd., a Cayman Islands exempted limited liability company (the “Company”), each of the entities listed on Exhibit A hereto (collectively, the “Founder Entities” and each, a “Founder Entity”), each of the individuals listed on Exhibit B hereto (collectively, the “Founders” and each, a “Founder”), and each of the persons listed on Exhibit C hereto (collectively, the “Investors” and each, an “Investor”). The Investors and the Founders together are collectively the “Shareholders” and each, a “Shareholder”.

RECITALS

A. The Investors have agreed to purchase from the Company, and the Company has agreed to sell to the Investors certain Series A Shares, on the terms and conditions set forth in the Purchase Agreement.

B. The Purchase Agreement provides that the execution and delivery of this Agreement by the parties shall be a condition precedent to the consummation of the transactions contemplated under the Purchase Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1 In this Agreement, including the Exhibits hereto, unless the context otherwise requires:

“Affiliate” shall mean with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or under common control with, such Person;

“AutoNavi” shall mean AutoNavi Software Co., Ltd. , a PRC domestic limited liability company;

“Blue Sky laws” shall mean the laws or statutes of any state of the United States of America or any other jurisdiction regulating the sale of corporate securities within that state or jurisdiction;

“Board” shall mean the Board of Directors of the Company;

“Closing Date” shall mean the date on which the Closing (as defined in the Purchase Agreement) occurs;

“Co-Sale Notice” shall have the meaning set forth in Section 5.4;

“Co-Sale Pro Rata Portion” shall have the meaning set forth in Section 5.4(a);

“Co-Sale Right Period” shall have the meaning set forth in Section 5.4;

“Company First Refusal Period” shall have the meaning set forth in Section 5.3(a);

“Competitor” shall mean any of the individuals and entities included in a list of competitors prepared by the Company, which list shall be provided to each of the Investors within fifteen (15) days following the date hereof and updated periodically by the Company upon approval by the Board;

“Confidential Information” shall mean the Identity Information together with the Terms;

“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and any successor statute;

“First Participation Notice” shall have the meaning set forth in Section 4.4(a);

“First Refusal Expiration Notice” shall have the meaning set forth in Section 5.3(d);

“Identity Information” shall mean the identity of the parties to this Agreement and to the Purchase Agreement;

“Information Rights” shall have the meaning set forth in Section 2.1(a);

“Initiating Holders” shall have the meaning set forth in Section 3.3;

“Inspection Rights” shall have the meaning set forth in Section 2.1(b);

“Mapabc” shall mean Beijing Mapabc Co., Ltd. , a PRC domestic limited liability company;

“Memorandum and Articles” shall mean the Amended and Restated Memorandum and Articles of Association of the Company;

“New Securities” shall have the meaning set forth in Section 4.3:

“Offered Shares” shall have the meaning set forth in Section 5.2;

“Ordinary Shares” shall mean the ordinary shares, par value US$0.0001 per share, of the Company;

“Participation Rights Holder” shall have the meaning set forth in Section 4.1;

“Permitted Transferee” shall have the meaning set forth in Section 5.5;

“Person” shall mean any individual, partnership, corporation, association, joint stock company, trust, joint venture, limited liability company or governmental authority;

“PRC” shall mean the People’s Republic of China, excluding the Special Administrative Regions of Hong Kong and Macau, and Taiwan, for the purpose of this Agreement only;

“PRC Companies” shall mean collectively Mapabc, AutoNavi, Shanghai AutoNavi, and ZKPH, and each, a “PRC Company”;

“PRC Subsidiary” shall mean Beijing AutoNavi Technology Limited , a wholly foreign owned enterprise established in Beijing under the laws of the PRC;

“Pro Rata Share” shall have the meaning set forth in Section 4.2;

“Purchase Agreement” shall mean the Series A Convertible Preferred Share Purchase Agreement dated as of September 27, 2006 by and among the Company, the PRC Companies, the Founders and the Investors, and any successor agreement thereto;

“Qualified Public Offering” shall have the meaning set forth in Section 2.1(c);

“Request Notice” shall have the meaning set forth in Section 3.3;

“Restricted Holder” shall have the meaning set forth in Section 5.1;

“Restricted Holder First Refusal Period” shall have the meaning set forth in Section 5.3(b);

“Restricted Shares” shall have the meaning set forth in Section 5.1;

“Right of Participation” shall have the meaning set forth in Section 4.1;

“Right Participants” shall have the meaning set forth in Section 4.4(b);

“SEC” or “Commission” shall mean the U.S. Securities and Exchange Commission;

“Second Participation Notice” shall have the meaning set forth in Section 4.4(b);

“Second Participation Period” shall have the meaning set forth in Section 4.4(b)

“Securities Act” shall mean the United States Securities Act of 1933, as amended, including any successor statutes;

“Selling Shareholder” shall have the meaning set forth in Section 5.2;

“Series A Holder” shall have the meaning set forth in Section 5.1;

“Sequoia” shall mean collectively Sequoia Capital China I, L.P., Sequoia Capital China Partners Fund I, L.P., and Sequoia Capital China Principals Fund I, L.P.;

“Series A Shares” shall mean the Series A preference shares, par value US$0.0001 per share, of the Company;

“Shanghai AutoNavi” shall mean Shanghai AutoNavi Software Co., Ltd. , a PRC domestic limited liability company;

“Shares” shall mean any securities of the Company the holders of which are entitled to vote for members of the Board, including without limitation, all shares of Ordinary Shares and Series A Shares, by whatever name called, now owned or subsequently acquired by a Shareholder, however acquired, whether through share splits, share dividends, reclassifications, recapitalizations, similar events or otherwise;

“Terms” shall mean, collectively, the terms, conditions and transactions contemplated in this Agreement and the Purchase Agreement and all exhibits and schedules attached to such agreements, including their existence;

“Transfer Notice” shall have the meaning set forth in Section 5.2;

“Violation” shall have the meaning set forth in Section 3.9;

“U.S. GAAP” shall mean the U.S. generally accepted accounting principles; and

“ZKPH” shall mean Beijing Zhongke Puhui Technology Development Co., Ltd. , a PRC domestic limited liability company.

1.2 For the purposes of this Agreement, reference to registration of securities under the Securities Act and the Exchange Act shall be deemed to mean the equivalent registration in a jurisdiction other than the United States, it being understood and agreed that in each such case all references in this Agreement to the Securities Act, the Exchange Act and rules, forms of registration statements and registration of securities thereunder, U.S. law and the SEC, shall be deemed to refer, to the equivalent statutes, rules, forms of registration statements, registration of securities and laws of and equivalent government authority in the applicable non-U.S. jurisdiction.

1.3 Defined Terms. All capitalized terms used in this Agreement but not defined herein shall have the same meaning as set forth in the Purchase Agreement.

2.	INFORMATION RIGHTS; BOARD REPRESENTATION.

2.1 Information and Inspection Rights.

(a) Information Rights. The Company covenants and agrees that, commencing on the date of this Agreement, for so long as the Series A Shares held by an Investor represent at least two percent (2%) of the then outstanding equity securities of the Company (on an as-if-converted basis), the Company will deliver to such Investor:

(i) within ninety (90) days after the end of each fiscal year, audited annual consolidated financial statements prepared in accordance with U.S. GAAP and audited by a “Big 4” accounting firm selected by the Company and reasonably acceptable to the Investors;

(ii) within thirty (30) days after the end of each month, unaudited monthly consolidated financial statements, which shall indicate variances from the annual budget of the Company with respect to key line items;

(iii) within thirty (30) days prior to the end of each fiscal year, an annual consolidated budget for the upcoming fiscal year forecasting the Company’s revenues, expenses and cash position on a monthly basis and, promptly after prepared, any other budgets or revised budgets prepared by the Company;

(iv) copies of all documents or other information sent to all other shareholders; and

(v) upon the written request by an Investor, such other information as such Investor shall reasonably request (the above rights, collectively, the “Information Rights”).

All financial statements to be provided to the Investors pursuant to this Section 1.1(a) shall include an income statement and a balance sheet (and a cash flow statement in the case of Section 1.1 (a)(1)) for the relevant period and shall be prepared in accordance with U.S. GAAP. The Information Rights granted to the Investors pursuant to this Section shall not be in limitation of, and are supplemental to, any other information rights that the Investors may have under the laws of the Cayman Islands.

(b) Inspection Rights. The Company further covenants and agrees that, commencing on the date of this Agreement, for so long as the Series A Shares held by an Investor represent at least two percent (2%) of the then outstanding equity securities of the Company (on an as-if-converted basis), such Investor shall have (i) the right, at such Investor’s expense, to inspect facilities, records and books of the Company and any of its subsidiaries (including the PRC Companies) at any time during regular working hours on reasonable prior notice to the Company (and any applicable PRC Company, as appropriate) and only in a manner so as not to interfere with the normal business operations of the Company and its subsidiaries (including the PRC Companies), and (ii) the right, at such Investor’s expense, to discuss the business, operations and conditions of the Company and any of its subsidiaries (including the PRC Companies) with the Company’s directors, officers, accountants and legal counsel (the “Inspection Rights”). Notwithstanding the foregoing, the Company shall not be obligated pursuant to this Section 2.1(b) to provide access to any information which it reasonably considers to be trade secret or confidential information. The inspection rights granted to the Investors pursuant to this Section shall not be in limitation of, and are supplemental to, any other inspection rights that the Investors may have under the laws of the Cayman Islands.

(c) Termination of Rights. The Information Rights and Inspection Rights shall terminate upon the consummation of a firm underwritten public offering of the Ordinary Shares in the United States, that has been registered under the Securities Act, or a similar public offering of the Ordinary Shares of the Company in another jurisdiction which results in the Ordinary Shares trading publicly on a recognized regional or national securities exchange, with gross proceeds to the Company of at least US$50,000,000 (a “Qualified Public Offering”).

2.2 Board of Directors.

(a) Board Composition. Each Shareholder agrees to vote, or cause to be voted, all Shares owned by such Shareholder, or over which such Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that at each annual or special meeting of shareholders at which an election of directors is held or pursuant to any written consent of the shareholders, the following persons shall be elected to the Board:

(i) for so long as at least one (1) Investor holds Series A Shares:

(A) if all of the Investors, taken together, hold Series A Shares representing greater than ten percent (10%) of the then current capitalization of the Company on an as-converted basis, then two (2) individuals designated by the holders of a majority of the aggregate number of Series A Shares held by the Investors; provided, that the designation of any director pursuant to this clause (i) shall be subject to the reasonable approval of a majority of the then outstanding equity securities of the Company on an as-converted basis. The initial directors designated pursuant to this clause (i) shall be Nanpeng Shen and Charlie Y. Shi; or

(B) if all of the Investors, taken together, hold Series A Shares representing ten percent (10%) or less of the then current capitalization of the Company on an as-converted basis, then one (1) individual designated by the holders of a majority of the aggregate number of Series A Shares held by the Investors; provided, that the designation of any director pursuant to this clause (ii) shall be subject to the reasonable approval of a majority of the then outstanding equity securities of the Company on an as-converted basis;

(ii) five (5) individuals designated by a majority of the Ordinary Shares then outstanding (excluding any Ordinary Shares issued upon conversion of any Series A Shares);

(iii) to the extent that clause (i) or (ii) above shall not be applicable, any member of the Board who would otherwise have been designated in accordance with the terms thereof shall instead be voted upon by all the shareholders of the Company entitled to vote thereon in accordance with, and pursuant to, the Memorandum and Articles; and

The initial directors appointed pursuant to clause (i) above shall serve for a term until December 31, 2007, thereafter, each director designated in accordance with clause (i), (ii), or (iii) above shall be elected for a term of one (1) year.

Each Shareholder also agrees to vote, or cause to be voted, all Shares owned by such Shareholder, or over which such Shareholder has voting control, from time to time and at all times, in whatever manner as shall be necessary to ensure that (i) no director elected pursuant to this Section 2.2(a) may be removed from office, other than for cause, unless (A) such removal is directed or approved by the affirmative vote of the person or persons entitled to designate that director or (B) the person or persons entitled to designate or approve such director is no longer so entitled to designate or approve such director; and (ii) any vacancies created by the resignation, removal or death of a director elected pursuant to this Section 2.2(a) shall be filled pursuant to the provisions of this Section 2.2(a).

All Shareholders agree to execute any written consents required to perform the obligations of this Section 2.2(a), and the Company agrees at the request of any party entitled to designate directors to call a special meeting of shareholders for the purpose of electing directors.

No party, nor any Affiliate of any such party, shall have any liability as a result of voting for any designee to the Board in accordance with the provisions of this Agreement.

(b) Observers. Each of KPCB, Walden and Legend (each as defined in Exhibit C attached hereto) shall be entitled to appoint in one (1) observer to attend all meetings of the Board or of any committee of the Board in a non-voting observer capacity; provided that each such observer shall be a partner, employee or Affiliate of KPCB, Walden and Legend, as the case may be, or its management company and shall agree to hold in confidence and trust and not use or disclose any confidential information provided to or learned by it in connection with any such attendance; provided further that the Company reserves the right to exclude any such observers from access to any material or meeting or portion thereof if the Board determines, in its sole discretion, (i) that such exclusion or omission is necessary in order to fulfill the Company’s obligations with respect to confidential or proprietary information of third parties, (ii) if such observer is an investor in, employee of, member of the board of directors of or otherwise affiliated with a Competitor of the Company, or (iii) that such meeting or information involves information or analysis which would pose a material conflict of interest for such observer. Such observers may participate in discussions of matters brought to the Board. Each of KPCB, Walden and Legend, as the case may be, shall bear the reasonable cost associated with the observers appointed by it attending the meetings of the Board, including all travel, lodging and meal expenses. The right of each of KPCB, Walden and Legend to appoint an observer under this Section 2.2(b) shall terminate when the Series A Shares held by KPCB, Walden or Legend, as the case may be, and/or their permitted transferees shall represent less than two percent (2%) of the then current capitalization of the Company on an as-converted basis. Notwithstanding anything to the contrary in this Section 2.2(b), if any member of the Board of Directors is an officer, director, employee, partner or member of any Investor, then such Investor shall not have the right to designate any Observer pursuant to this Section 2.2(b).

(c) Board Committees. The Board shall establish an audit committee and a compensation committee. The compensation committee shall manage the compensation affairs of the Company, including implementing salary and equity guidelines for the Company, approving compensation packages, severance agreements and employment agreements for all senior managers as well as administering the Company’s employee equity incentive plans. All acts of the audit committee and of the compensation committee shall require the approval of a majority of the members of such committee, including at least one (1) director who is not directly interested in the acts subject to such approval. Each of the audit committee and the compensation committee shall include at least three (3) members who shall be designated by a majority of the Board from among the members of the Board, provided that each such committee shall include one (1) director appointed by the Investors, if any.

(d) Board Meeting Frequency. The Board shall meet at least once every three (3) months, unless otherwise agreed by a vote of the majority of then incumbent directors.

(e) Board Protection. The Company shall use commercially reasonable efforts to procure and maintain at its own cost directors and officers (D&O) liability insurance with a carrier and in an amount satisfactory to the Board. In the event the Company merges with another entity and is not the surviving corporation, or transfers all of its assets, the Company shall use commercially reasonable efforts to procure that proper provisions shall be made so that successors of the Company assume Company’s obligations with respect to indemnification of its directors.

3.	REGISTRATION RIGHTS.

3.1 Applicability of Rights. The holders of Registrable Securities (as defined below) shall be entitled to the following rights with respect to any potential public offering of the Company’s Ordinary Shares in the United States and shall be entitled to reasonably analogous or equivalent rights with respect to any other offering of the Company’s securities in any other jurisdiction in which the Company undertakes to publicly offer or list such securities for trading on a recognized securities exchange.

3.2 Definition. For the purposes of this Section 3,

(a) Registration. The terms “register,” “registered,” and “registration” refer to a registration effected by preparing and filing a registration statement which is set in a form which complies with, and is declared effective by the SEC in accordance with, the Securities Act.

(b) Registrable Securities. The term “Registrable Securities” shall mean: (1) any Ordinary Shares of the Company issued or to be issued pursuant to conversion of any shares of Series A Shares issued (x) under the Purchase Agreement, and (y) pursuant to the Right of Participation (defined in Section 4 hereof), (2) any Ordinary Shares of the Company issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) as a dividend or other distribution with respect to, or in exchange for or in replacement of, any shares described in clause (1) of this subsection (b), and (3) any other Ordinary Shares of the Company owned or hereafter acquired by an Investor of Series A Shares prior to the completion of the Qualified Public Offering. Notwithstanding the foregoing, “Registrable Securities” shall exclude any Registrable Securities sold by a person in a transaction in which rights under this Section 3 are not assigned in accordance with this Agreement, and any Registrable Securities which are sold in a registered public offering under the Securities Act or analogous statute of another jurisdiction, or sold pursuant to Rule 144 promulgated under the Securities Act or analogue rule of another jurisdiction.

(c) Registrable Securities then outstanding. The number of shares of “Registrable Securities then outstanding” shall mean the number of Ordinary Shares of the Company that (i) are Registrable Securities and (ii) are then issued and outstanding, issuable upon conversion of Series A Shares then issued and outstanding or issuable upon conversion or exercise of any warrant, option, right or other security then outstanding.

(d) Holder. The term “Holder” shall mean any person owning or having the rights to acquire Registrable Securities or any permitted assignee of record of such Registrable Securities to whom rights under this Section 3 have been duly assigned in accordance with this Agreement.

(e) Form F-3. The term “Form F-3” shall mean such respective form under the Securities Act as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(f) Registration Expenses. The term “Registration Expenses” shall mean ail expenses incurred by the Company in complying with Sections 3.3, 3.4 and 3.5 hereof, including, without limitation, all registration and filing fees, printing expenses, fees, and disbursements of counsel for the Company, reasonable fees and expenses of one (1) counsel for the selling Holders, Blue Sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company which shall be paid in any event by the Company).

(g) Selling Expenses. The term “Selling Expenses” shall mean all underwriting discounts, selling commissions, and share transfer taxes applicable to the sale of Registrable Securities pursuant to Sections 3.3, 3.4 and 3.5 hereof.

3.3 Demand Registration.

(a) Request by Holders. If the Company shall, at any time after six (6) months following a Qualified Public Offering, receive a written request from the Holders of at least 15% of the Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of such Holders’ Registrable Securities pursuant to this Section 3.3 with an anticipated gross proceeds from the offering of such Registrable Securities in excess of US$10,000,000, then the Company shall, within ten (10) business days of the receipt of such written request, give written notice of such request (“Request Notice”) to all Holders, and use its best efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities that the Holders request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) days after receipt of the Request Notice, subject only to the limitations of this Section 3.3; provided that the Company shall not be obligated to effect any such registration if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act pursuant to this Section 3.3 or Section 3.5 hereof or in which the Holders had an opportunity to participate pursuant to the provisions of Section 3.4, other than a registration from which the Registrable Securities of the Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Section 3.4(a).

(b) Underwriting. If the Holders initiating the registration request under this Section 3.3 (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 3.3 and the Company shall include such information in the Request Notice. In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. The Company and Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Company and reasonably acceptable to the Holders of a majority of the Registrable Securities being registered. Notwithstanding any other provision of this Section 3.3, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten, then the Company shall so advise all Holders of Registrable Securities which would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities then outstanding held by each Holder requesting registration (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities are first entirely excluded from the underwriting and registration including, without limitation, all shares that are not Registrable Securities and are held by any other person, including, without limitation, any person who is an employee, officer or director of the Company or any subsidiary of the Company. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration.

(c) Maximum Number of Demand Registrations. The Company shall not be obligated to effect more than two (2) such demand registrations pursuant to this Section 3.3. A registration shall not be counted as “effected” for purposes of this Section 3.3 until such time as the applicable registration statement has been declared effective by the SEC, unless the Initiating Holders withdraw their request for such registration, elect not to pay the registration expenses therefore, and forfeit their rights with respect to one (1) demand registration pursuant to Section 3.6, in which case such withdrawn registration statement shall be counted as “effected” for purposes of this Section 3.3.

(d) Deferral. Notwithstanding the foregoing, if the Company shall furnish to Holders requesting registration pursuant to this Section 3.3, a certificate signed by the chief executive officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such registration statement to be filed at such time, then the Company shall have the right to defer such filing for a period of not more than ninety (90) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period; provided further, that the Company shall not register any other of its shares during such ninety (90) day period. A demand right shall not be deemed to have been exercised until such deferred registration shall have been effected.

(e) Other Securities Laws in Demand Registration. In the event of any registration pursuant to this Section 3.3, the Company shall register and qualify the securities covered by the registration statement under the securities laws of any other jurisdictions outside of the United States or in Hong Kong or elsewhere as shall be appropriate for the distribution of the securities; provided, however, that (a) the Company shall not be required to do business or to file a general consent to service of process in any such state or jurisdiction, and (b) notwithstanding anything in this Agreement to the contrary, in the event any jurisdiction in which the securities shall be qualified imposes a non-waivable requirement that expenses incurred in connection with the qualification of the securities be borne by selling shareholders, the expenses shall be payable pro rata by the selling shareholders.

3.4 Piggyback Registrations.

(a) The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 3.3 or Section 3.5 of this Agreement or to any employee benefit plan or a corporate reorganization or other Rule 145 transaction, an offer and sale of debt securities, or a registration on any registration form that does not permit secondary sales), and shall, subject to Section 3.4(c), use best efforts to afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by it shall within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(b) The Company shall have the right to terminate or withdraw any registration initiated by it under this Section 3.4 prior to the effectiveness of such registration whether or not any Holder has elected to include securities in such registration. The expenses of such registration shall be borne by the Company, in accordance with Section 3.6 hereof.

(c) Underwriting. If a registration statement under which the Company gives notice under this Section 3.4 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 3.4 shall be conditioned upon such Holder’s participation in such underwriting on the terms agreed upon between the Company and the underwriters selected by the Company, and upon the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Agreement but subject to Section 3.12, if the managing underwriter(s) determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company and second, to each of the Holders requesting inclusion of their Registrable Securities in such registration statement, the Founders and holders of other securities of the Company on a pro rata basis based on the total number of shares then held by each such person. If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice to the Company and the underwriter(s), delivered at least ten (10) business days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For purposes of pro rata apportionment among Holders, for any selling shareholder which is a Holder and which is a venture capital fund, or a partnership or corporation, the partners, retired partners and shareholders of such holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “selling shareholder,” and any pro rata reduction with respect to such “selling shareholder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “selling shareholder,” as defined in this sentence.

(d) Not Demand Registration. Registration pursuant to this Section 3.4 shall not be deemed to be a demand registration as described in Section 3.3 above. There shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 3.4.

3.5 Form F-3 Registration. In case the Company shall receive from any Holder or Holders a written request or requests that the Company effect a registration on Form F-3 (or an equivalent registration in a jurisdiction outside of the United States) and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will:

(a) Notice. Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities; and

(b) Registration. As soon as practicable, use best efforts to effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holders or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after the Company provides the notice contemplated by Section 3.5(a); provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 3.5:

(1) if Form F-3 is not available for such offering by the Holders;

(2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than US$1,000,000;

(3) if the Company shall furnish to the Holders a certificate signed by the chief executive officer of the Company stating that in the good faith judgment of the Board, it would be materially detrimental to the Company and its shareholders for such Form F-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form F-3 registration statement no more than once during any twelve (12) month period for a period of not more than one hundred twenty (120) days after receipt of the request of the Holder or Holders under this Section 3.5; provided that the Company shall not register any of its other shares during such one hundred twenty (120) day period.

(4) if the Company has, within the six (6) month period preceding the date of such request, already effected a registration under the Securities Act other than a registration from which the Registrable Securities of Holders have been excluded (with respect to all or any portion of the Registrable Securities the Holders requested be included in such registration) pursuant to the provisions of Sections 3.3(b) and 3.4(c);

(5) if the Company has been requested to effect a registration on Form F-3 pursuant to this Section 3.5 more than twice in any twelve (12) month period; or

(6) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c) Not Demand Registration. Form F-3 registrations shall not be deemed to be demand registrations as described in Section 3.3 above. Except as otherwise provided herein, there shall be no limit on the number of times the Holders may request registration of Registrable Securities under this Section 3.5; provided that the Company shall not be required to file more than two (2) Form F-3 registration statements in any twelve (12) month period.

(d) Underwriting. If the Holders of Registrable Securities requesting registration under this Section 3.5 intend to distribute the Registrable Securities covered by their request by means of an underwriting, the provisions of Section 3.3(b) shall apply to such registration.

3.6 Expenses. All Registration Expenses incurred in connection with any registration pursuant to Sections 3.3, 3.4 or 3.5 (but excluding Selling Expenses) shall be borne by the Company. Each Holder participating in a registration pursuant to Sections 3.3, 3.4 or 3.5 shall bear such Holder’s proportionate share (based on the total number of shares sold in such registration other than for the account of the Company) of all Selling Expenses or other amounts payable to underwriter(s) or brokers, in connection with such offering by the Holders. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to Section 3.3 or 3.5 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered (in which case all participating Holders shall bear such expenses), unless the Holders of a majority of the Registrable Securities then outstanding agree that such registration constitutes the use by the Holders of one (1) demand registration pursuant to Section 3.3 or one (1) Form F-3 registration pursuant to Section 3.5, as the case may be (in which case such registration shall also constitute the use by all Holders of Registrable Securities of one (1) such demand registration or one (1) such F-3 registration, as the case may be); provided further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and such registration shall not constitute the use of a demand registration pursuant to Section 3.3 or an F-3 registration pursuant to Section 3.5, as the case may be.

3.7 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement the Company shall, as expeditiously as reasonably possible:

(a) Registration Statement. Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for a period of up to ninety (90) days or, in the case of Registrable Securities registered under Form F-3 in accordance with Rule 415 under the Securities Act or a successor rule, until the distribution contemplated in the registration statement has been completed, if earlier; provided, however, that (i) such ninety (90) day period shall be extended for a period of time equal to the period any Holder refrains from selling any securities included in such registration at the request of the underwriter(s), and (ii) in the case of any registration of Registrable Securities on Form F-3 which are intended to be offered on a continuous or delayed basis, subject to compliance with applicable SEC rules, such ninety (90) day period shall be extended for up to an additional thirty (30) days, if necessary, to keep the registration statement effective until all such Registrable Securities are sold.

(b) Amendments and Supplements. Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement for up to one hundred twenty (120) days, or until the distribution described in such registration statement is completed, if earlier.

(c) Prospectuses. Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

(d) Blue Sky. Use its best efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders; provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act.

(e) Underwriting. In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement in usual and customary form, with the managing underwriter(s) of such offering. Each Holder and other security holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

(f) Notification. Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of (i) the issuance of any stop order by the SEC in respect of such registration statement, or (ii) the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, such obligation to continue for one hundred twenty (120) days or until the distribution described in such registration statement is completed, if earlier.

(g) Opinion and Comfort Letter. Use its best efforts to cause to be furnished, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriter(s) for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any and (ii) letters dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any.

3.8 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 3.3, 3.4 or 3.5 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them and the intended method of disposition of such securities as the Company may reasonably request, including without limitation such information as shall be required to timely effect the Registration of their Registrable Securities. The Company shall have no obligation with respect to any registration requested pursuant to Section 3.3 or Section 3.5 of this Agreement if, as a result of the application of the preceding sentence, the anticipated aggregate offering price of the Registrable Securities to be included in the registration does not equal or exceed the anticipated aggregate offering price required to originally trigger the Company’s obligation to initiate such registration as specified in Section 3.3(a) or Section 3.5(b)(2), whichever is applicable.

3.9 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 3.3, 3.4 or 3.5:

(a) By the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, its partners, officers, directors, legal counsel, any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act, or other United States federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”):

(i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto;

(ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(iii) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any United States state securities law, or any rule or regulation promulgated under the Securities Act, the Exchange Act, or any United States state securities law in connection with the offering covered by such registration statement;

and the Company will reimburse each such Holder, its partner, officer, director, legal counsel, underwriter or controlling person for any legal or other expenses reasonably incurred by them, as incurred, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 3.9(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, or any partner, officer, director, legal counsel, underwriter or controlling person of such Holder.

(b) By Selling Holders. To the extent permitted by law, each selling Holder will, if Registrable Securities held by Holder are included in the securities as to which such registration qualifications or compliance is being effected, indemnify and hold harmless the Company, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter, any legal counsel of the Company and any other Holder selling securities under such registration statement or any of such other Holder’s partners, directors, officers, legal counsel or any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, legal counsel, controlling person, underwriter or other such Holder, partner or director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other United States federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this Section 3.9(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided, further, that in no event shall any indemnity under this Section 3.9(b) exceed the net proceeds received by such Holder in the registered offering out of which the applicable Violation arises, except in the case of willful fraud by such Holder.

(c) Notice. Promptly after receipt by an indemnified party under this Section 3.9 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 3.9, deliver to the indemnifying party a written notice of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party (together with all other indemnified parties which may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the reasonable fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action shall relieve such indemnifying party of liability to the indemnified party under this Section 3.9 to the extent the indemnifying party is prejudiced as a result thereof, but the omission to so deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 3.9.

(d) Contribution. In order to provide for just and equitable contribution to joint liability under the Securities Act in any case in which either (i) any indemnified party makes a claim for indemnification pursuant to this Section 3.9 but it is judicially determined (by the entry of a final judgment or decree by a court of competent jurisdiction and the expiration of time to appeal or the denial of the last right of appeal) that such indemnification may not be enforced in such case notwithstanding the fact that this Section 3.9 provides for indemnification in such case, or (ii) contribution under the Securities Act may be required on the part of any indemnified party in circumstances for which indemnification is provided under this Section 3.9; then, and in each such case, the indemnified party and the indemnifying party will contribute to the aggregate losses, claims, damages or liabilities to which they may be subject (after contribution from others) in such proportion so that a Holder (together with its related persons) is responsible for the portion represented by the percentage that the public offering price of its Registrable Securities offered by and sold under the registration statement bears to the public offering price of all securities offered by and sold under such registration statement, and the Company and other selling Holders are responsible for the remaining portion. The relative fault of the indemnifying party and of the indemnified party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission; provided, however, that, in any such case: (A) no Holder will be required to contribute any amount in excess of the net proceeds to such Holder from the sale of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement, except in the case of willful fraud by such Holder; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation. Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with the underwritten public offering are in conflict with the provisions in this Section 3.9, the provisions in the underwriting agreement shall control.

(e) Survival; Consents to Judgments and Settlements. The obligations of the Company and Holders under this Section 3.9 shall survive the completion of any offering of Registrable Securities in a registration statement, regardless of the expiration of any statutes of limitation or extensions of such statutes. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

3.10 Termination of the Company’s Obligations. The right of any Holder to request registration or inclusion of Registrable Securities in any registration pursuant to Sections 3.3, 3.4 or 3.5 shall terminate on the earlier of (i) the fifth (5th) anniversary of the initial public offering of the securities of the Company, or (ii) when all of such Holder’s Registrable Securities could be sold without restriction under SEC Rule 144(k), upon completion of a public offering with respect to any Holder, or at any time after the public offering of the Company at which time Rule 144 or another similar exemption under the Securities Act is available for the sale of all of such Holder’s shares during a three (3) month period without registration.

3.11 No Registration Rights to Third Parties. Without the prior written consent of the Holders of at least a majority in interest of the Registrable Securities then outstanding, the Company covenants and agrees that it shall not grant, or cause or permit to be created, for the benefit of any person or entity any registration rights of any kind (whether similar to the demand, “piggyback” or Form F-3 registration rights described in this Section 3 or otherwise) relating to any securities of the Company which are senior to, or on a parity with, those granted to the Holders of Registrable Securities.

3.12 Market Stand-Off.

(a) Each Holder agrees that, so long as it holds any voting securities of the Company, upon request by the underwriters managing the initial public offering of the Company’s securities, it will not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise transfer or dispose of any securities of the Company (other than those permitted to be included in the registration and assignments permitted by this Agreement, or those acquired in or following such initial public offering) without the prior written consent of such underwriters, as the case may be, for a period of time specified by the representative of the underwriters (not to exceed one hundred and eighty (180) days but subject to such extension or extensions as may be required by the underwriters in order to publish research reports while complying with the rules promulgated by the National Association of Securities Dealers, Inc.) from the effective date of the registration statement covering such initial public offering or the pricing date of such offering as may be requested by the underwriters, and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the Company’s initial public offering.

(b) The foregoing provisions of this Section 3.12 shall not apply to the sale of any securities of the Company to an underwriter pursuant to any underwriting agreement, and shall only be applicable to the Holders if all officers, directors and holders of five percent (5%) or more of the Company’s outstanding share capital enter into similar agreements, and if the Company or any underwriter releases any officer, director or holder of five percent (5%) or more of the Company’s outstanding share capital from his or her sale restrictions so undertaken, then each Holder shall be notified prior to such release and shall itself be simultaneously released to the same proportional extent. Any discretionary wavier or termination of the restrictions of any or all of such agreements by the Company or the underwriters shall apply pro rata to all Holders subject to such agreements, based on the number of shares subject to such agreements.

(c) In order to enforce the foregoing covenants, the Company may impose stop-transfer instructions with respect to the securities of each Holder (and the securities of every other person subject to the restrictions in Section 3.12(a)).

3.13 Rule 144 Reporting. With a view to making available to the Holders the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration or pursuant to a registration on Form F-3, after such time as a public market exists for the Ordinary Shares, the Company agrees to:

(a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after ninety (90) days after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public so long as the Company remains subject to the periodic reporting requirements under Sections 13 or 15(d) of the Exchange Act;

(b) File with the SEC in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c) So long as a Holder owns any Registrable Securities, to furnish to such Holder forthwith upon request (i) a written statement by the Company as to its compliance with the reporting requirements of Rule 144 (at any time after ninety (90) days after the effective date of the Company’s initial public offering), the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), or its qualification as a registrant whose securities may be resold pursuant to Form F-3 (at any time after it so qualifies), (ii) a copy of the most recent annual or quarterly report of the Company, and (iii) such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the SEC that permits the selling of any such securities without registration or pursuant to Form F-3.

3.14 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 3.

4.	RIGHT OF PARTICIPATION.

4.1 General. The Investors and their permitted transferees to which rights under this Section 4 have been duly assigned in accordance with Section 6 (each a “Participation Rights Holder”) shall have the right of first refusal to purchase such Participation Rights Holder’s Pro Rata Share (as defined below), of all (or any part) of any New Securities that the Company may from time to time issue after the date of this Agreement (the “Right of Participation”).

4.2 Pro Rata Share. A Participation Rights Holder’s “Pro Rata Share” for purposes of the Right of Participation is the ratio of (a) the number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by such Participation Rights Holder, to (b) the total number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) then outstanding immediately prior to the issuance of New Securities giving rise to the Right of Participation.

4.3 New Securities. “New Securities” shall mean any Series A Shares, any other shares of the Company designated as “Preference Shares,” Ordinary Shares or other voting shares of the Company, whether now authorized or not, and rights, options or warrants to purchase such Series A Shares, Preference Shares, Ordinary Shares and voting shares of any type whatsoever that are, or may become, convertible or exchangeable into such Series A Shares, Preference Shares, Ordinary Shares or other voting shares, provided, however, that the term “New Securities” shall not include:

(a) Ordinary Shares issued upon any conversion of any Series A Shares;

(b) up to 14,400,000 Ordinary Shares (including any of such shares which are repurchased), or such greater number of Ordinary Shares as may be approved by the Board, issued to officers, directors, employees and consultants of the Company pursuant to share option, purchase or other incentive plans approved by the Board, and any other Ordinary Shares from officers, directors, employees, and consultants repurchased at cost subsequent to the Original Issue Date;

(c) Ordinary Shares issued as a dividend or distribution or in connection with any share split, reorganization of similar transaction;

(d) any securities issued pursuant to the acquisition of another corporation or entity by the Company by consolidation, merger, purchase of assets, or other reorganization in which the Company acquires, directly or indirectly, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity, or fifty percent (50%) or more of the equity ownership or voting power of such other corporation or entity, provided that such issuances shall be approved by the Board;

(e) any securities issued to any entity with which the Company has business relationships that have been approved by the Board for the purposes of (i) joint venture, technology licensing or development activities, (ii) distribution, supply or manufacture of the Company’s products or services, or (iii) other arrangements involving corporate partners that are primarily for purposes other than equity financing;

(f) pursuant to a Qualified Public Offering or in any other public offering prior to or in connection with which all outstanding Series A Shares will be converted to Ordinary Shares; and

(g) any securities issued pursuant to any equipment lease financings or bank credit arrangements, the terms of which shall have been approved by the Board.

4.4 Procedures.

(a) First Participation Notice. In the event that the Company proposes to undertake an issuance of New Securities (in a single transaction or a series of related transactions), it shall give to each Participation Rights Holder written notice of its intention to issue New Securities (the “First Participation Notice”), describing the amount and type of New Securities, the price and the general terms upon which the Company proposes to issue such New Securities. Each Participation Rights Holder shall have fifteen (15) days from the date of receipt of any such First Participation Notice to agree in writing to purchase such Participation Rights Holder’s Pro Rata Share of such New Securities for the price and upon the terms and conditions specified in the First Participation Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Participation Rights Holder’s Pro Rata Share). If any Participation Rights Holder fails to so agree in writing within such fifteen (15) day period to purchase such Participation Rights Holder’s full Pro Rata Share of an offering of New Securities, then such Participation Rights Holder shall forfeit the right hereunder to purchase that part of its Pro Rata Share of such New Securities that it did not agree to purchase.

(b) Second Participation Notice; Oversubscription. If any Participating Rights Holder fails or declines to exercise its Right of Participation in accordance with subsection (a) above, the Company shall promptly give notice (the “Second Participation Notice”) to other Participating Rights Holders who exercised their Right of Participation with respect to other Poll Pro Rata Shares of the New Securities (the “Right Participants”) in accordance with subsection (a) above. Each Right Participant shall have five (5) business days from the date of the Second Participation Notice (the “Second Participation Period”) to notify the Company of its desire to purchase more than its Pro Rata Share of the New Securities, stating the number of the additional New Securities it proposes to buy (the “Additional Number”). Such notice may be made by telephone if confirmed in writing within in two (2) business days. If, as a result thereof, such oversubscription exceeds the total number of the remaining New Securities available for purchase, each oversubscribing Right Participant will be cut back by the Company with respect to its oversubscription to that number of remaining New Securities equal to the lesser of (x) the Additional Number and (y) the product obtained by multiplying (i) the number of the remaining New Securities available for subscription by (ii) a fraction, the numerator of which is the number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by such oversubscribing Right Participant and the denominator of which is the total number of Ordinary Shares (calculated on a fully-diluted and as-converted basis) held by all the oversubscribing Right Participants. Each Right Participant shall be obligated to buy such number of New Securities as determined by the Company pursuant to this Section 4.4 and the Company shall so notify the Right Participants within fifteen (15) business days following the date of the Second Participation Notice.

4.5 Failure to Exercise. Upon the expiration of the Second Participation Period, or in the event no Participation Rights Holder exercises the Right of Participation within fifteen (15) days following the issuance of the First Participation Notice, the Company shall have one hundred and twenty (120) days thereafter to sell the New Securities described in the First Participation Notice (with respect to which the Right of Participation hereunder were not exercised) at the same or higher price and upon non-price terms not materially more favorable to the purchasers thereof than specified in the First Participation Notice. In the event that the Company has not issued and sold such New Securities within such one hundred and twenty (120) day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Participation Rights Holders pursuant to this Section 4.

4.6 Termination. The Right of Participation for each Participation Rights Holder shall terminate immediately prior to the initial public offering of the securities of the Company.

5.	TRANSFER RESTRICTIONS.

5.1 Certain Definitions. For purposes of this Section 5, “Series A Holder” means each of the Investors and “Restricted Holder” means any Founder Entity or Investor and any of their permitted assignees to whom their rights under this Section 5 have been duly assigned in accordance with this Agreement, or any employee of the Company holding greater than one percent (1%) of the Ordinary Shares on a fully diluted and an as-if-converted basis; and “Restricted Shares” means any of the Company’s securities now owned or subsequently acquired by a Restricted Holder, including without limitation Ordinary Shares and Series A Shares.

5.2 Sale of Restricted Shares; Notice of Sale.

(a) Subject to Section 5.6 of this Agreement, if any Restricted Holder (the “Selling Shareholder”) proposes to sell or transfer any Restricted Shares held by it, then the Selling Shareholder shall promptly give written notice (the “Transfer Notice”) to the Company, and upon the expiration of the Company First Refusal Period (as defined below), to each Restricted Holder prior to such sale or transfer. The Notice shall describe in reasonable detail the proposed sale or transfer including, without limitation, the number of Restricted Shares to be sold or transferred (the “Offered Shares”), the nature of such sale or transfer and the consideration to be paid, and the name and address of each prospective purchaser or transferee.

(b) Notwithstanding any other provisions of this Agreement, without the prior written approval of the Company, no Restricted Holder may sell or transfer any equity securities of the Company to any Competitor.

5.3 Right of First Refusal.

(a) The Company’s Option. The Company shall have the right, exercisable upon written notice to the Selling Shareholder and each Restricted Holder, within twenty (20) days after receipt of the Transfer Notice (the “Company First Refusal Period”), to elect to purchase all or any part of the Offered Shares at the same price and subject to the same material terms and conditions as described in the Transfer Notice.

(b) Series A Holders’ Option. If and to the extent the Company does not elect to purchase any Offered Shares pursuant to Section 5.3(a), each Series A Holder shall have the right, exercisable upon written notice to the Selling Shareholder, the Company and each other Restricted Holder, within ten (10) days following the expiration of the Company First Refusal Period (the “Series A Holder First Refusal Period”), to elect to purchase: all or any part of its pro rata share of the remaining Offered Shares equivalent to the product obtained by multiplying the aggregate number of the remaining Offered Shares by a fraction, the numerator of which is the number of Ordinary Shares (calculated on an as-if-converted basis) held by such Series A Holder on the date of the Transfer Notice and the denominator of which is the total number of Ordinary Shares (calculated on an as-if-converted basis) owned by all the Series A Holders on the date of the Transfer Notice, at the same price and subject to the same material terms and conditions as described in the Transfer Notice.

To the extent that any Series A Holder referred to in the preceding paragraph does not exercise its right of first refusal to the full extent of its pro rata share of the Offered Shares pursuant to the preceding paragraph, the Selling Shareholder and the participating Series A Holders shall, within ten (10) days after the end of the Series A Holder First Refusal Period, make such adjustments to each exercising Series A Holder’s pro rata share of the Offered Shares so that any remaining Offered Shares may be allocated to those Series A Holders exercising their rights of first refusal on a pro rata basis.

(c) Restricted Holders’ Option. If and to the extent the Company and the Series A. Holders do not elect to purchase all Offered Shares pursuant to Section 5.3(a) and Section 5.3(b), each other Restricted Holder shall have the right, exercisable upon written notice to the Selling Shareholder, the Company and each other Restricted Holder, within ten (10) days following the expiration of the Series A Holder Refusal Period (the “Restricted Holder First Refusal Period”), to elect to purchase all or any part of its pro rata share of the remaining Offered Shares equivalent to the product obtained by multiplying the aggregate number of the remaining Offered Shares by a fraction, the numerator of which is the number of Ordinary Shares (calculated on an as-if-converted basis) held by such Restricted Holder on the date of the Transfer Notice and the denominator of which is the total number of Ordinary Shares (calculated on an as-if-converted basis) owned by all the Restricted Holders, excluding the Series A Holders, on the date of the Transfer Notice, at the same price and subject to the same material terms and conditions as described in the Transfer Notice.

To the extent that any Restricted Holder referred to in the preceding paragraph does not exercise its right of first refusal to the full extent of its pro rata share of the Offered Shares pursuant to the preceding paragraph, the Selling Shareholder and the participating Restricted Holders shall, within ten (10) days after the end of the Restricted Holder First Refusal Period, make such adjustments to each exercising Restricted Holder’s pro rata share of the Offered Shares so that any remaining Offered Shares may be allocated to those Restricted Holders exercising their rights of first refusal on a pro rata basis.

(d) Neither the Company nor any Restricted Holder shall have a right to purchase any of the Offered Shares unless it exercises its right of first refusal to purchase up to all, or all of its pro rata share, of the Offered Shares pursuant to the foregoing Section 5.3(a) to 5.3(d).

(e) Expiration Notice. Expiration Notice. Within ten (10) days after expiration of the Restricted Holder First Refusal Period the Company will give written notice (the “First Refusal Expiration Notice”) to the Selling Shareholder and each Restricted Holder specifying either (i) that all of the Offered Shares were subscribed by the Restricted Holders exercising their rights of first refusal or (ii) that the Restricted Holders have not subscribed all of the Offered Shares in which case the First Refusal Expiration Notice will specify the Co-Sale Pro-Rata Portion (as defined below) of the remaining Offered Shares for the purpose of the co-sale rights described in Section 5.4 below.

(f) Purchase Price. The purchase price for the Offered Shares to be purchased by the Company or the Restricted Holders exercising their right of first refusal will be the price set forth in the Transfer Notice, but will be payable as set forth in this Section 5.3(g). If the purchase price in the Transfer Notice includes consideration other than cash, the cash equivalent value of the non-cash consideration will be determined by the Board in good faith, which determination will be binding upon the Company, the Restricted Holders, and the Selling Shareholder, absent fraud or error.

(g) Payment. Payment of the purchase price for the Offered Shares purchased by the Company or the Restricted Holders shall be made within ten (10) days following the date of the First Refusal Expiration Notice. Payment of the purchase price will be made by wire transfer or check as directed by the Selling Shareholder.

(h) Rights of a Selling Shareholder. If the Company or any Restricted Holder exercises its right of first refusal to purchase the Offered Shares, then, upon the date the notice of such exercise is given by the Company or such Restricted Holder, as the case may be, the Selling Shareholder will have no further rights as a holder of such Offered Shares except for the right to receive payment for such Offered Shares from the Company or such Restricted Holder in accordance with the terms of this Agreement, and the Selling Shareholder will forthwith cause all certificate(s) evidencing such Offered Shares and the relevant instrument of transfers to be furnished to the Company or such Restricted Holder upon confirmation of the receipt of payment therefor.

(i) Application of Co-Sale Rights. If the Company or the Restricted Holders have not elected to purchase all of the Offered Shares, then the sale of the remaining Offered Shares will become subject to the co-sale rights set forth in Section 5.4 below.

5.4 Co-Sale Right. To the extent that the Company and Restricted Holders have not exercised their respective rights of first refusal with respect to any or all of the Offered Shares, then each Restricted Holder that did not exercise its right of first refusal with respect to any of the Offered Shares shall have the right, exercisable upon written notice to the Selling Shareholder, the Company and each other Restricted Holder (the “Co-Sale Notice”) within twenty (20) days after receipt of the First Refusal Expiration Notice (the “Co-Sale Right Period”), to participate in such sale of the Offered Shares on the same terms and conditions as set forth in the Transfer Notice. The Co-Sale Notice shall set forth the number of Company securities (on both an absolute and as-if-converted to Ordinary Shares basis) that such participating Restricted Holder wishes to include in such sale or transfer, which amount shall not exceed the Co-Sale Pro Rata Portion (as defined below) of such Restricted Holder. To the extent one (1) or more of the Restricted Holders exercise such right of participation in accordance with the terms and conditions set forth below, the number of Restricted Shares that the Selling Shareholder may sell in the transaction shall be correspondingly reduced. The co-sale right of each Restricted Holder shall be subject to the following terms and conditions:

(a) Co-Sale Pro Rata Portion. Each Restricted Holder that did not exercise its right of first refusal with respect to any of the Offered Shares may sell all or any part of that number of Ordinary Shares (an on as-if-converted basis) held by it that is equal to the product obtained by multiplying (x) the aggregate number of the Offered Shares subject to the co-sale right hereunder by (y) a fraction, the numerator of which is the number of Ordinary Shares (on an as-if-converted basis) owned by the Restricted Holder on the date of the Transfer Notice and the denominator of which is the total combined number of Ordinary Shares (on an as-if-converted basis) owned by all participating Restricted Holders and the Selling Shareholder on the date of the Transfer Notice (“Co-Sale Pro Rata Portion”). To the extent that any Restricted Holder does not participate in the sale to the full extent of its Co-Sale Pro Rata Portion, the Selling Shareholder and the participating Restricted Holders shall, within five (5) days after the end of such Co-Sale Right Period, make such adjustments to the Co-Sale Pro Rata Portion of each participating Restricted Holder so that any remaining Offered Shares may be allocated to other participating Restricted Holders and the Selling Shareholder on a pro rata basis.

(b) Transferred Shares. Each participating Restricted Holder shall effect its participation in the sale by promptly delivering to the Selling Shareholder for transfer to the prospective purchaser one or more duly completed instruments of transfer, which represent:

(i) the number of Ordinary Shares which such Restricted Holder elects to sell;

(ii) that number of Series A Shares which is at such time convertible into the number of Ordinary Shares that such Restricted Holder elects to sell; provided in such case that, if the prospective purchaser objects to the delivery of Series A Shares in lieu of Ordinary Shares, such Restricted Holder shall convert such Series A Shares into Ordinary Shares and deliver Ordinary Shares as provided in Subsection 5.4(b)(i) above. The Company agrees to make any such conversion concurrent with the actual transfer of such shares to the purchaser; or

(iii) or a combination of the above.

(c) Payment to Restricted Holders. The share certificate or certificates that any participating Restricted Holder delivers to the Selling Shareholder pursuant to Section 5.4(b) shall be transferred to the prospective purchaser in consummation of the sale of the Restricted Shares pursuant to the terms and conditions specified in the Transfer Notice, and the Selling Shareholder shall concurrently therewith remit to such Restricted Holder that portion of the sale proceeds to which such Restricted Holder is entitled by reason of its participation in such sale. To the extent that any prospective purchaser or purchasers prohibits such assignment or otherwise refuses to purchase any shares or other securities from a Restricted Holder exercising its co-sale right hereunder, the Selling Shareholder shall not sell to such prospective purchaser or purchasers any Restricted Shares unless and until, simultaneously with such sale, the Selling Shareholder shall purchase such shares or other securities from such Restricted Holder on the same terms and conditions as those governing the sale to the purchasers by the Selling Shareholder.

(d) Right to Transfer. To the extent the Restricted Holders do not elect to purchase, or to participate in the sale of, the Restricted Shares subject to the Transfer Notice, the Selling Shareholder may, not later than one hundred and twenty (120) days following the expiration of the Co-Sale Right Period, conclude a transfer of the Restricted Shares covered by the Transfer Notice and not elected to be purchased by the Restricted Holders, which in each case shall be on terms and conditions not materially more favorable to the Selling Shareholder than those described in the Transfer Notice. Any proposed transfer on terms and conditions which are materially more favorable those described in the Transfer Notice, as well as any subsequent proposed transfer of any Restricted Shares by the Selling Shareholder, shall again be subject to the right of first refusal of the First Refusal Right Holders and the co-sale right of the Restricted Holders and shall require compliance by the Selling Shareholder with the procedures described in Section 5.3 and Section 5.4 of this Agreement.

5.5 Exempt Transfers. Notwithstanding anything to the contrary contained herein, the right of first refusal and co-sale rights of the Company and/or the Restricted Holders shall not apply to (a) any sale or transfer of Restricted Shares from any Investor to any entity wholly-owned, directly or indirectly, by such Investor, or such Investor’s limited partners; (b) any sale or transfer of Ordinary Shares to the Company pursuant to a repurchase right or right of first refusal held by the Company in the event of a termination of employment or consulting relationship; (c) any transfer to the parents, children, spouse or grandchildren or trusts for the benefit of such persons, of any Founder or his or her Permitted Transferees for bona fide estate planning purposes; (d) any transfer of Ordinary Shares from a Founder Entity, any permitted assignees to whom a Founder Entity’s rights under this Section 5 have been duly assigned in accordance with this Agreement, or any employee of the Company holding greater than one percent (1%) of the Ordinary Shares on a fully diluted and an as-if-converted basis (each, a “Permitted Seller”) to any one or more other Permitted Seller(s); (e) any transfer of Ordinary Shares from any Founder Entity to the corresponding person under the caption “Founders” as set forth in Exhibit D hereto or to any entity wholly-owned, directly or indirectly, by such person, in each case not exceeding the number of Ordinary Shares set forth opposite the name of such persons and under the caption “Number of Founder Shares” in Exhibit D (subject to adjustment for share splits, share dividends, share combinations, reclassifications or similar events); or (f) any transfer from one or more Founder Entities or any of the persons listed under the caption “Founders” as set forth in Exhibit D hereto to any senior management of the PRC Companies, provided that such senior management members are employed at the time of such transfer and no more than 25% of the Ordinary Shares in the aggregate may be transferred pursuant to this sub-clause (f) and that such transfer(s) shall be subject to compliance by the transferee with any applicable rule or regulation under PRC Law with respect to the receipt of such Ordinary Shares (each transferee pursuant to the foregoing clauses (a) - (f), a “Permitted Transferee”); provided that adequate documentation therefor is provided to the Company and that any such Permitted Transferee agrees in writing to be bound by this Agreement in place of the relevant transferor; provided, further, that such transferor shall remain liable for any breach by such Permitted Transferee of any provision hereunder.

5.6 Prohibited Transfers.

(a) Except for transfers by the Restricted Holders to Permitted Transferees as provided in Section 5.5 above, none of the Founder Entities, the Founders and their Permitted Transferees shall, without the prior written consent of the Board (including at least one (1) director designated by an Investor, if any), directly or indirectly, sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose of the Company securities now held by it or him to any person on or prior to a Qualified Public Offering.

(b) Any attempt by a party to sell or transfer Restricted Shares in violation of this Section 5 shall be void and the Company hereby agrees it will not effect such a transfer nor will it treat any alleged transferee as the holder of such shares without the written consent of the Board (including at least one (1) director designated by an Investor, if any).

5.7 Legend.

(a) Each certificate representing the Restricted Shares shall be endorsed with the following legend:

“THE SALE, PLEDGE, HYPOTHECATION OR TRANSFER OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE IS SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER SET FORTH IN A SHAREHOLDERS AGREEMENT, A COPY OF WHICH MAY BE OBTAINED UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY.”

(b) Each party agrees that the Company may instruct its transfer agent to impose transfer restrictions on the shares represented by certificates bearing the legend referred to in Section 5.7(a) above to enforce the provisions of this Agreement and the Company agrees to promptly do so. The legend shall be removed upon termination of the provisions of this Section 5.

5.8 Restriction on Indirect Transfers. Notwithstanding anything to the contrary contained herein, without the prior written approval of holders of at least a majority of the Series A Shares then outstanding:

(a) (i) Each of the Founders shall not, and shall use his commercially reasonable efforts to cause any shareholder of any Founder Entity whose name is set forth next to such Founder’s in Exhibit D not to, directly or indirectly, sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose through one or a series of transactions any equity interest held, directly or indirectly, by such shareholder in such Founder Entity to any person other than such Founder; and (ii) Each Founder Entity shall not, and each of the Founders shall use his commercially reasonable efforts to cause such Founder Entity whose name is set forth next to such Founder’s in Exhibit D not to, issue to any person other than such Founder any equity securities of such Founder Entity or any options or warrants for, or any other securities exchangeable for or convertible into, such equity securities of such Founder Entity.

(b) Except as contemplated in the Contractual Agreements (as defined in the Purchase Agreement), each of the Founders shall not, and shall use his commercially reasonable efforts to prevent any other person to, directly or indirectly, sell, assign, transfer, pledge, hypothecate, mortgage, encumber or otherwise dispose through one or a series of transactions any equity interest held or controlled by him in any PRC Company to any person. Any transfer in violation of this Section 5.8(b) shall be void.

(c) Each of the Founders shall use his commercially reasonable efforts to cause the PRC Companies not to issue to any person any equity securities of such PRC Companies, or any options or warrants for, or any other securities exchangeable for or convertible into, such equity securities of such PRC Companies.

5.9 Term. The provisions under this Section 5 shall terminate upon a Qualified Public Offering.

6.	ASSIGNMENT AND AMENDMENT.

6.1 Assignment. Notwithstanding anything herein to the contrary:

(a) Registration Rights. The registration rights of the Holders under Section 3 may be assigned to any Holder or to any person acquiring Registrable Securities; provided that, in each case such assignee is not a Competitor, and either (i) the Registrable Securities being transferred include shares representing at least two percent (2%) of the then current capitalization of the Company on an as-converted basis or represent all of the Registrable Securities held by each of the transferring Holders; or (ii) the proposed assignment is to constituent partners or shareholders who agree to act through a single representative; provided, however, that in either case no party may be assigned any of the foregoing rights unless the Company is given written notice by the assigning party stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; and provided further, that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement and such assignee agrees in writing to be bound by all the terms and conditions of this Agreement.

(b) Right of Participation. The rights of the Investors under Section 4 may be assigned in connection with a transfer of shares of the Company by such Investors; provided, however, that no party may be assigned any of the foregoing rights unless the Company is given written notice by the Investors stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; provided further that any such transferee shall not be a Competitor; and provided further, that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 6, and such assignee agrees in writing to be bound by all the terms and conditions of this Agreement.

6.2 Amendment of Rights. Any provision in this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of (i) as to the Company, only by the Company; (ii) as to the Investors, by persons or entities holding at least a majority of the outstanding Series A Shares held by the Investors and their assigns; provided, however, that any holder of Series A Shares may waive any of its rights hereunder without obtaining the consent of any other holders of Series A Shares or their assigns; (iii) as to each Founder Entity, by such Founder Entity and its assigns; and (iv) as to each Founder, by such Founder. In the event an amendment or waiver is effected in accordance with this Section 6.2 by the Investors holding at least a majority of the outstanding Series A Shares, the Company shall provide written notice of the same to all non-consenting holders of Series A Shares. Any amendment or waiver effected in accordance with this Section 6.2 shall be binding upon the Company, the Investors, the Founder Entities, the Founders and their respective assigns. Notwithstanding the foregoing, if any Investor (“Affected Investor”) is specifically and negatively affected relative to the other Investors by any particular amendment to be made pursuant to this Section 6.2, then such amendment shall not take effect without the Affected Investor’s prior written consent; if any Founder or Founder Entity (“Affected Founder”) is specifically and negatively affected relative to the other Founders or Founder Entities, as the case may be, by any particular amendment to be made pursuant to this Section 6.2, then such amendment shall not take effect without the Affected Founder’s prior written consent.

7.	CONFIDENTIALITY AND NON-DISCLOSURE.

7.1 Disclosure of Terms. The Terms and Identity Information shall be considered Confidential Information and shall not be disclosed by any party hereto to any third party except in accordance with the provisions set forth below; provided that such Confidential Information shall not include any information that is in the public domain other than caused by the breach of the confidentiality obligations hereunder.

7.2 Press Releases, Etc. Any press release issued by the Company shall not disclose any of the Confidential Information and the final form of such press release shall be approved in advance in writing by the Investors holding a majority of the Series A Shares outstanding; provided that any press release containing Identity Information of an Investor shall require the prior written approval of such Investor. Any press release issued by an Investor relating to the Company shall not disclose any of the Confidential Information and the final form of such press release shall be approved in advance in writing by the Company. No announcement regarding, or disclosure of, any of the Confidential Information, whether in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise, may be made by the Company or any of the Investors without the prior written consent of the Company and each other Investor.

Notwithstanding the preceding paragraph, within sixty (60) days after the Closing (as defined in the Purchase Agreement) the Company may issue a press release disclosing that the Investors have invested in the Company, provided that (i) the press release does not disclose the amount or terms of the investment; and (ii) the final form of the press release is approved in advance in writing by Sequoia (which approval shall not be unreasonably withheld). The name of each such Investor and the fact that such Investor is a shareholder of the Company can be included in a reusable press release boilerplate statement, so long as such Investor has given the Company its initial approval of such boilerplate statement (which approval shall not be unreasonably withheld) and the boilerplate statement is reproduced in substantially the form in which it was approved.

7.3 Permitted Disclosures. Notwithstanding the foregoing, any party may disclose any of the Confidential Information (other than Identity Information) to its current or bona fide prospective investors, employees, investment bankers, lenders, partners, accountants and attorneys, in each case only where such persons or entities are under appropriate nondisclosure obligations. Without limiting the generality of the foregoing, the Investors shall be entitled to disclose the Confidential Information (other than Identity Information) for the purposes of fund reporting or inter-fund reporting or to their fund manager, other funds managed by their fund manager and their respective auditors, counsel, directors, officers, employees, shareholders or investors.

7.4 Legally Compelled Disclosure. In the event that any party is requested or becomes legally compelled (including without limitation, pursuant to securities laws and regulations) to disclose any of the Confidential Information in contravention of the provisions of this Section 7, such party (the “Disclosing party”) shall provide the other parties (the “Non-Disclosing parties”) with prompt written notice of that fact and use all reasonable efforts to seek (with the cooperation and reasonable efforts of the other parties) a protective order, confidential treatment or other appropriate remedy to contest such disclosure. In such event, the Disclosing party shall furnish only that portion of the information which is legally required to be disclosed and shall exercise reasonable efforts to keep confidential such information to the extent reasonably requested by any Non-Disclosing party.

7.5 No Conveyance of License. Nothing in this Agreement, the Purchase Agreement or any exhibits and schedules attached to such agreements, shall be construed to convey to any party hereto and thereto, either expressly or by implication, any right to use or exploit any of the other parties’ names, trade names or trademarks. Any use by a party of any other party’s name, trade name or trademarks, whether in a press release, conference, advertisement, announcement, professional or trade publication, mass marketing materials or otherwise, requires the prior written consent of the party whose name, trade name or trademark is being used.

7.6 Other Information. The provisions of this Section 7 shall be in addition to, and not in substitution for, the provisions of any separate nondisclosure agreement executed by any of the parties with respect to the transactions contemplated hereby.

7.7 Notices. All notices required under this section shall be made pursuant to Section 10.2 of this Agreement.

8.	[Intentionally left blank].

9.	COVENANTS OF THE FOUNDERS.

The Founders each hereby jointly and severally covenant to each Investor to use commercially reasonable efforts to procure the Group Companies (as defined in the Purchase Agreement) to implement and comply with their respective covenants in accordance with the terms set forth in Section 8 of the Purchase Agreement; provided, however, that any liability of the Founders pursuant to this Section 9 shall be considered as part of the liability limited by Section 10.2 of the Purchase Agreement.

10.	GENERAL PROVISIONS.

10.1 Termination. Unless expressly provided otherwise in the relevant Section, in addition to the other termination provisions in this Agreement, this Agreement shall terminate, and have no further force and effect, when the Company shall consummate a transaction or series of related transactions deemed to be a liquidation, dissolution or winding up of the Company pursuant to the Company’s Memorandum and Articles, as such Memorandum and Articles may be amended from time to time.

10.2 Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party, upon delivery; (b) when sent by facsimile at the number set forth in Exhibit E hereto, upon receipt of confirmation of error-free transmission; or (c) three (3) business days after deposit with an international overnight delivery service, postage prepaid, addressed to the parties as set forth in Exhibit E with next or second business day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

Each person making a communication hereunder by facsimile shall promptly confirm by telephone to the person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of this Section 10.2 by giving the other party written notice of the new address in the manner set forth above.

10.3 Entire Agreement. This Agreement, the Purchase Agreement, the Contractual Agreements (as defined in the Purchase Agreement), together with all the exhibits hereto and thereto, constitute and contain the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes any and all prior negotiations, correspondence, agreements, understandings, duties or obligations between the parties respecting the subject matter hereof.

10.4 Governing Law and Jurisdiction. This Agreement shall be governed in all respects by the laws of Hong Kong. The parties hereto shall submit to the exclusive jurisdiction of the Hong Kong courts for the purpose of any suit, action, or other proceeding arising out of or based upon this Agreement.

10.5 Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties. In such event, the parties shall use commercially reasonable efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly effects the parties’ intent in entering into this Agreement.

10.6 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their permitted successors and assigns any rights or remedies under or by reason of this Agreement.

10.7 Successors and Assigns. Subject to the provisions of Section 6.1, the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the successors and permitted assigns of the parties hereto.

10.8 Interpretation; Captions. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement. The captions to sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement. Unless otherwise expressly provided herein, all references to Sections and Exhibits herein are to Sections and Exhibits of this Agreement.

10.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.10 Adjustments for Share Splits, Etc. Wherever in this Agreement there is a reference to a specific number of shares of Series A Shares or Ordinary Shares of the Company, then, upon the occurrence of any subdivision, combination or share dividend of the Series A Shares or Ordinary Shares, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the effect on the outstanding shares of such class or series of shares by such subdivision, combination or share dividend.

10.11 Aggregation of Shares. All Series A Shares or Ordinary Shares held or acquired by Affiliated entities or persons (as defined in Rule 144 under the Securities Act) shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

10.12 Shareholders Agreement to Control. If and to the extent that there are inconsistencies between the provisions of this Agreement and those of the Memorandum and Articles, the terms of this Agreement shall control to the extent permissible under any applicable law. The parties agree to take all actions necessary or advisable, as promptly as practicable after the discovery of such inconsistency, to amend the Memorandum and Articles so as to eliminate such inconsistency to the extent permissible under any applicable law.

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IN WITNESS WHEREOF, the parties have caused their respective duly authorized representatives to execute this Agreement as of the date and year first above written.

COMPANY:

AUTONAVI HOLDINGS LTD.

By:
Print Name:
Title:

A SIGNATURE PAGE FOR

AUTONAVI HOLDINGS LTD.

SHAREHOLDERS AGREEMENT

FOUNDER ENTITIES:

WIN STONE LIMITED

By:
Print Name:
Title:

MILLION STONE DEVELOPMENT LIMITED

By:
Print Name:
Title:

DOUBLE88 CAPITAL LIMITED

By:
Print Name:
Title:

DOUBLE 88 GROUP HOLDINGS LIMITED

By:
Print Name:
Title:

A SIGNATURE PAGE FOR

AUTONAVI HOLDINGS LTD.

SHAREHOLDERS AGREEMENT

FOUNDERS:

By:
Print Name: Hou Jun

By:
Print Name: Cheng Congwu

By:
Print Name: Tang Xiyong

By:
Print Name: Ye Wenzhi

By:
Print Name: Liu Peng

By:
Print Name: Yuan Jianjun

A SIGNATURE PAGE FOR

AUTONAVI HOLDINGS LTD.

SHAREHOLDERS AGREEMENT

FOUNDERS:

By:
Print Name: Hou Jun

By:
Print Name: Cheng Congwu

By:
Print Name: Tang Xiyong

By:
Print Name: Ye Wenzhi

By:
Print Name: Liu Peng

By:
Print Name: Yuan Jianjun

A SIGNATURE PAGE FOR

AUTONAVI HOLDINGS LTD.

SHAREHOLDERS AGREEMENT

INVESTOR:

SEQUOIA CAPITAL CHINA I, L.P.

By:
Print Name:
Title:

SEQUOIA CAPITAL CHINA PARTNERS FUND 1, L.P.

By:
Print Name:
Title:

SEQUOIA CAPITAL CHINA PRINCIPALS FUND I, L.P.

By:
Print Name:
Title:

A SIGNATURE PAGE FOR

AUTONAVI HOLDINGS LTD.

SHAREHOLDERS AGREEMENT

INVESTOR:

CMT CV-AN LIMITED

By:
Print Name: MICHAEL KOPING SHEN
Title: DIRECTOR

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AUTONAVI HOLDINGS LTD.

SHAREHOLDERS AGREEMENT

INVESTOR:

KPCB HOLDINGS INC., as nominee

By:
Print Name: Ted Schlein
Title: Senior Vice President

A SIGNATURE PAGE FOR

AUTONAVI HOLDINGS LTD.

SHAREHOLDERS AGREEMENT

INVESTOR:

PACVEN WALDEN VENTURES V, L.P.

PACVEN WALDEN VENTURES PARALLEL V-A C.V.

PACVEN WALDEN VENTURES PARALLEL V-B C.V.

PACVEN WALDEN VENTURES V ASSOCIATES FUND, L.P.

PACVEN WALDEN VENTURES V-QP ASSOCIATES FUND, L.P.

By:
Print Name: Mak Sai Chak
	Title:	Authorized Signatory of Pacven Walden Management V, Co., Ltd., as General Partner of the above entities

A SIGNATURE PAGE FOR

AUTONAVI HOLDINGS LTD.

SHAREHOLDERS AGREEMENT

INVESTOR:

LC FUND III, L.P.

By:
Print Name: Chen Hao
Title: Managing Director

A SIGNATURE PAGE FOR

AUTONAVI HOLDINGS LTD.

SHAREHOLDERS AGREEMENT

INVESTOR:

HARBINGER (BVI) VENTURE CAPITAL CORP.

By:
Print Name: Chou, Teh-Chien
Title: Director

BUDWORTH INVESTMENTS LIMITED

By:
Print Name: Chou, Teh-Chien
Title: Director

A SIGNATURE PAGE FOR

AUTONAVI HOLDINGS LTD.

SHAREHOLDERS AGREEMENT

INVESTOR:

INVENTEC APPLIANCES (CAYMAN) HOLDING CORP.

By:
Print Name: Arnold Gia-Shuh Jang
Title: VP

A SIGNATURE PAGE FOR

AUTONAVI HOLDINGS LTD.

SHAREHOLDERS AGREEMENT

INVESTOR:

INDUS ASIA PACIFIC MASTER FUND, LTD.

INDUS PACIFIC SMALLER COMPANIES MASTER FUND, LTD.

By: Indus Capital Partners, LLC, its investment manager

Name: Brian Guzman
Title: Managing Director, Counsel

A SIGNATURE PAGE FOR

AUTONAVI HOLDINGS LTD.

SHAREHOLDERS AGREEMENT

INVESTOR:

INDUS OPPORTUNITY MASTER FUND, LTD.

By Indus Capital Partners, LLC, its investment manager

Name: Brian Guzman
Title: Managing Director, Counsel

A SIGNATURE PAGE FOR

AUTONAVI HOLDINGS LTD.

SHAREHOLDERS AGREEMENT

INVESTOR:

MTI CAPITAL LIMITED

By:
Print Name: Matt S.Y. Lam
Title: Director

A SIGNATURE PAGE FOR

AUTONAVI HOLDINGS LTD.

SHAREHOLDERS AGREEMENT

LIST OF EXHIBITS
Exhibit A	Schedule of Founder Entities

Exhibit B	Schedule of Founders

Exhibit C	Schedule of Investors

Exhibit D	Allocation of Founder Shares

Exhibit E	Notices

EXHIBIT A

Schedule of Founder Entities

1.	Win Stone Limited

2.	Million Stone Development Limited

3.	Double88 Capital Limited

4.	Double88 Group Holdings Limited

EXHIBIT B

Schedule of Founders

Hou Jun of PRC ID No.

Cheng Congwu of PRC ID No.

Tang Xiyong of PRC ID No.

Ye Wenzhi of PRC ID No.

Liu Peng of PRC ID No.

Yuan Jianjun of PRC ID No.

EXHIBIT C

Schedule of Investors

Sequoia Capital China I, L.P.;

Sequoia Capital China Partners Fund I, L.P.; and

Sequoia Capital China Principals Fund I, L.P. (together “Sequoia”)

CMT CV-AN Limited (“CMT”)

KPCB Holdings Inc. (“KPCB”)

Pacven Walden Ventures V, L.P.;

Pacven Walden Ventures Parallel V-A C.V.;

Pacven Walden Ventures Parallel V-B C.V.;

Pacven Walden Ventures V Associates Fund, L.P.; and

Pacven Walden Ventures V-QP Associates Fund, L.P. (together, “Walden”)

LC Fund III, L.P. (“Legend”)

Harbinger (BVI) Venture Capital Corp.; and

Budworth Investments Limited, (together, “Harbinger”)

Inventec Appliances (Cayman) Holding Corp. (“Inventec”)

Indus Asia Pacific Master Fund, Ltd.; and

Indus Pacific Smaller Companies Master Fund, Ltd. (together, “Indus”)

MTI Capital Limited (“MTI”)

EXHIBIT D

Allocation of Founder Shares

Founder Entity	Founder	Shareholding In Each Entity	Number of Founder Shares
Win Stone Limited	Hou Jun	25,860	17,100,000
	Liu Peng	24,140	15,960,000

Million Stone Development Limited	Hou Jun	25,860	17,100,000
	Yuan Jianjun	24,140	15,960,000

Double88 Capital Limited	Cheng Congwu	50,000	5,700,000

Double88 Group Holdings Limited	Hou Jun	18,920	15,960,000
	Cheng Congwu	17,570	14,820,000
	Ye Wenzhi	6,755	5,700,000
	Tang Xiyong	6,755	5,700,000

TOTAL			114,000,000

EXHIBIT E

Notices

If to the Company, the PRC Companies, the Founder Entities and the Founders:

Attention:

Address:

Telephone:

Facsimile:

If to the Investor:

	Name	Address

Sequoia

Sequoia China Capital

Unit 3202A, 32/F, The Centrium

No. 60 Wyndham Street

Hong Kong

Fax: (852)2501-5240

Attention: Neil Shen

With an electronic copy to the following e-mail address:

shen@sequoiacap.com

CMT

c/o: CMT China Value Capital Partners

  Attn: Charlie Shi / Michael Shen

  11/F, Ming-An Plaza, Phase II

  8 Sunning Road, Causeway Bay

  Hong Kong

Tel: 852-2890-6768

Fax: 852-2890-8993

With an electronic copy to the following e-mail address:

cshi@cmtcv.com

mshen@cmtcv.com

	Name	Address

KPCB		Sue Biglieri, CFO KPCB 2750 Sand Hill Road Menlo Park, CA 94025 Fax: 650-233-9311

With an electronic copy to the following e-mail address:

SBiglieri@kpcb.com

Walden		One California Street, 28th Floor San Francisco, CA 94111

Tel: 415-765-7100 Fax: 415-765-7200

Attention: Jeffrey Zeng / Yimin Zimmerer

Legend		c/o Legend Capital Limited, 10th Floor, Tower A, Raycom Info. Tech Center, No. 2 Ke Yue Yuan Nan Lu, Zhong Guan Cun Haidian District, Beijing 100080, China. Attention: Mr.Chen Hao

Email: chenhao@legendcapital.com.cn huangxh@legendcapital.com.cn

Fax:(8610)62509100

Harbinger		7F, No. 187, Tiding Blvd., Sec. 2, Neihu, Taipei, Taiwan 114, R.O.C.

Attention: Mr. Chou, Teh-Chien, Director

Email: tcchou@harbingervc.com Fax: (886)2 -2657-7966

	Name	Address

Inventec		No.37, Wugong 5 Rd., Wugu Industrial Park, Wugu Hsiang, Taipei, Taiwan 248, R.O.C.

Attention: Arnold Jang

Indus		c/o: Indus Capital Partners, LLC 152 West 57th Street, 28th Floor New York, New York 10019 Attention: Brian Guzman

(P) (212) 909-2864 (F) (212) 909-2878

Email: bguzman@induscap.com

MTI		China Address: Room 608, Building 4 Jinhai Guoji, No. 21, Guangqu Road, Chaoyang District, Beijing 100022

Telephone 86-10-5820-0662 Fax: 86-10-5820-0761

US Address: 8323 O’Hara Court Baton Rouge, LA 70806, USA Telephone: (225) 753-0038